Kewaunee Scientific Reports Results for Third Quarter

STATESVILLE, N.C., March 4, 2014 /PRNewswire/ -- Kewaunee Scientific Corporation (Nasdaq: KEQU) today reported sales and earnings for its third quarter ended January 31, 2014.

Net earnings for the quarter were $604,000, or $0.22 per diluted share, as compared to net earnings of $544,000, or $0.21 per diluted share, in the third quarter last year. Earnings for the quarter benefited from lower operating costs.

Sales for the quarter were $26,013,000, a decline of 5% from sales of $27,450,000 in the third quarter last year. Domestic sales were $21,544,000, up 5% from sales of $20,445,000 in the third quarter last year. Sales for the quarter benefited from the shipment of several large domestic orders received by the Company in earlier periods. The domestic laboratory construction marketplace continued to be challenging during the quarter, as fewer project opportunities were available of all sizes, public and private. International sales were $4,469,000, a decline of 36% from unusually strong sales of $7,005,000 in the third quarter last year. However, incoming international orders were well above the third quarter last year, as the Company successfully took advantage of a growing number of project opportunities in Asia and the Middle East.

The order backlog was $69.8 million at January 31, 2014, up slightly from $69.5 million at October 31, 2013, and down from $84.5 million at January 31, 2013. International orders in the backlog increased during the quarter, offsetting a decline in domestic orders. The order backlog is expected to increase in the fourth quarter of the current fiscal year, as the Company was recently notified of a large international contract award.

Net earnings for the nine months ended January 31, 2014 were $2,916,000, or $1.11 per diluted share, as compared to net earnings of $1,827,000, or $0.71 per diluted share, in the comparable period last year. Earnings in the current year benefited from a favorable product mix and lower operating costs.

Sales for the nine months ended January 31, 2014 were $84,114,000, a decline of 1% from sales of $85,318,000 in the comparable period last year. Domestic sales for the nine months ended January 31, 2014 were $70,678,000, an increase of 3% from sales of $68,757,000 in the comparable period last year. International sales were $13,436,000, a decline of 19% from sales of $16,561,000 in the comparable period last year.

Cash on hand was $7.3 million at the end of the quarter, as compared to $4.9 million at the end of the same period last year. Short-term borrowings under the Company's bank line of credit were $3.9 million, as compared to $2.4 million at the end of the same period last year, and long-term debt was $4.7 million, as compared to $3.5 million. The debt-to-equity ratio was .28-to-1, as compared to .20-to-1 at the end of the same period last year. Working capital was $25.5 million, as compared to $24.3 million at the end of the same period last year.

"We continued to make excellent progress during the quarter," said David M. Rausch, Kewaunee's Chief Executive Officer. "I am pleased with sales and earnings, particularly since the third quarter is historically our slowest due to normal construction cycles and the large number of holidays. Also, we continued to make good progress in the quarter against our goals to strengthen the Kewaunee brand, strengthen relationships with existing customers, build relationships with new and prospective customers, reduce costs, and increase market share.

"Our Associates in Statesville did an excellent job controlling manufacturing and operating costs during the quarter. These lower costs are allowing us to continue to be very competitive in the domestic marketplace where fewer new projects available have intensified pressure on project selling prices. Our international team also made excellent progress during the quarter in winning projects, expanding and strengthening the Kewaunee sales organization, and strengthening the Kewaunee brand name globally.

"Looking forward, we expect that the financial results for the fourth quarter will likely be in line with, or slightly better than, the past two quarters."

Kewaunee Scientific Corporation is a recognized global leader in the design, manufacture, and installation of laboratory, healthcare, and technical furniture products. Laboratory furniture products include both steel and wood cabinetry, fume hoods, adaptable modular systems, moveable workstations, biological safety cabinets, and epoxy resin counters and sinks. Healthcare furniture products include laminate casework, storage systems, and related products for healthcare applications. Technical furniture products include column systems, slotted-post systems, pedestal systems, and stand-alone benches.

The Company's corporate headquarters are located in Statesville, North Carolina. Three manufacturing facilities are located in Statesville, NC serving the domestic and international markets. One manufacturing facility is located in Bangalore, India serving the local and Asian markets. The Company has subsidiaries in Singapore and India. Kewaunee Scientific's website is located at http://www.kewaunee.com.

This press release contains statements that the Company believes to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements regarding the Company's future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "predict," "believe" and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-looking statements are subject to important factors, risks, uncertainties and assumptions, including industry and economic conditions that could cause actual results to differ materially from those described in the forward-looking statements. Such factors, risks, uncertainties and assumptions include, but are not limited to, competitive and general economic conditions, both domestically and internationally; changes in customer demands; dependence on customers' required delivery schedules; risks related to fluctuations in the Company's operating results from quarter to quarter; risks related to international operations, including foreign currency fluctuations; changes in the legal and regulatory environment; changes in raw materials and commodity costs; and acts of terrorism, war, governmental action, natural disasters and other Force Majeure events. Additional information concerning these and other factors is contained in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this document. The Company assumes no obligation, and expressly disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Kewaunee Scientific Corporation
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three months ended		Nine months ended
	January 31,		January 31,
	2014	2013	2014	2013
Net sales	$ 26,013	$ 27,450	$ 84,114	$ 85,318
Cost of products sold	21,302	22,441	67,934	69,839
Gross profit	4,711	5,009	16,180	15,479
Operating expenses	3,773	4,054	11,676	12,205
Operating earnings	938	955	4,504	3,274
Other income	95	84	265	260
Interest expense	(116)	(80)	(276)	(295)
Earnings before income taxes	917	959	4,493	3,239
Income tax expense	292	177	1,505	962
Net earnings	625	782	2,988	2,277
Less: net earnings attributable to
the noncontrolling interest	21	238	72	450
Net earnings attributable to
Kewaunee Scientific Corporation	$ 604	$ 544	$ 2,916	$ 1,827

Net earnings per share attributable to
Kewaunee Scientific Corporation stockholders
Basic	$ 0.23	$ 0.21	$ 1.12	$ 0.71
Diluted	$ 0.22	$ 0.21	$ 1.11	$ 0.71

Weighted average number of common
shares outstanding
Basic	2,615	2,590	2,606	2,586
Diluted	2,645	2,604	2,627	2,596

Kewaunee Scientific Corporation
Condensed Consolidated Balance Sheets
(in thousands)

	January 31,	April 30,
	2014	2013
Assets	(Unaudited)
Cash and cash equivalents	$ 6,658	$ 5,811
Restricted Cash	677	691
Receivables, less allowances	21,970	25,884
Inventories	12,507	13,203
Prepaid expenses and other current assets	1,611	1,641
Total Current Assets	43,423	47,230
Net property, plant and equipment	14,866	15,098
Other assets	6,674	6,414
Total Assets	$ 64,963	$ 68,742

Liabilities and Equity
Short-term borrowings and interest rate swap	$ 4,169	$ 6,997
Current portion of long-term debt	421	200
Accounts payable	8,926	10,406
Other current liabilities	4,435	4,512
Total Current Liabilities	17,951	22,115
Other non-current liabilities	15,159	12,934
Total Liabilities	33,110	35,049
Noncontrolling interest	220	2,017
Kewaunee Scientific Corporation equity	31,633	31,676
Total Equity	31,853	33,693
Total Liabilities and Equity	$ 64,963	$ 68,742

Contact:	D. Michael Parker
704/871-3290